                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT



DATED:   December 17, 1996

BETWEEN:         Protection One Alarm Monitoring, Inc.,
                 a Delaware corporation
                 3900 S.W. Murray Blvd.
                 Beaverton, Oregon  97005                             ("Buyer")

AND:             Phillips Electronics, Inc.
                 1110 N.W. Flanders Street
                 Portland, Oregon  97209                             ("Seller")

AND:             Robert L. Poznanski and Dorothy V. Poznanski, Trustees
                 of the POZNANSKI LIVING TRUST dated November 21, 1989,
                 and any amendments thereto
                 7700 Arbor Lake Court
                 Wilsonville, Oregon  97070                     ("Stockholder")

AND:             Robert L. Poznanski, also known as
                 Robert L. Phillips
                 7700 Arbor Lake Court
                 Wilsonville, Oregon  97070                        ("Chairman")

                 Seller owns and operates a business engaged in the sale or leasing, installation, maintenance and monitoring of alarm systems (the "Alarm Systems") for residential and commercial customers (the "Business"). Buyer desires to acquire certain of Seller's assets used in connection with the Business, and Seller desires to sell such assets, all on the terms and subject to the conditions contained in this Agreement. In addition, Seller and Chairman are willing to enter into nonsolicitation and noncompetition covenants as set forth in this Agreement.

                 Therefore, the parties agree as follows:

         1.      Definitions.  The following terms shall be defined as follows:

                 1.1 The term "Accounts Receivable" means all obligations for alarm, fire, surveillance, monitoring or access services invoiced by Seller to Customers as of the Closing, created in the ordinary course of Seller's business. An aging of Accounts Receivable, including the next billing date for each Customer, which is current through not more than five (5) days prior to the Closing Date will be attached to the Addendum to this Agreement as EXHIBIT
1.1 and incorporated herein.

                 1.2 The term "Assets" means the Customer Accounts, Telephone Lines, Equipment, Buyer's Work in Progress and Other Property being sold to Buyer by Seller. Accounts Receivable shall be retained by Seller and are not included in the Assets.

                 1.3 The term "Closing" or "Closing Date" means January 3, 1997, or such later date which immediately follows the effective date of the Registration Statement described in Section 2.5, when the closing of the purchase and sale of the Assets is consummated.





Page 1 -     ASSET PURCHASE AGREEMENT

                 1.4 The term "Closing Value" means the average per share closing price of Protection One, Inc.'s shares of common stock for the ten (10) trading days ending two (2) trading days prior to the Closing Date.

                 1.5 The term "Customer" means any person, business, corporation or other entity that has a Customer Account with the Seller for the provision of alarm, fire, surveillance, monitoring or access services.

                 1.6 The term "Customer Accounts" means alarm contracts, including all Alarm System equipment for the provision of alarm, fire, surveillance, monitoring or access services owned by Seller, and goodwill related thereto, and any and all related agreements, records and files for sale, deferred purchase, installation, maintenance, servicing and/or monitoring of Alarm Systems between Seller and its Customers. The Alarm System equipment for each Customer Account has been installed and to the best of Seller's knowledge is operational, except as to the Buyer's Work in Progress described in EXHIBIT 1.13. All of the Customer Accounts which are included in the determination of the QRR are described in EXHIBIT 1.6A, which is attached hereto and incorporated herein. The Customer Accounts described in EXHIBIT 1.6B, which will be attached hereto and incorporated herein, are not included in the determination of QRR and may also be referred to as the "Unqualified Accounts." The Unqualified Accounts will include the agreements and records for those Customers of Seller for which Seller does not perform monitoring services, but for which Seller performs repair and other service work on a time and materials basis. Unless expressly stated to the contrary, all other references in this Agreement to the "Customer Accounts" shall mean the Customer Accounts described in EXHIBITS 1.6A AND 1.6B.

                 1.7 The term "Equipment" means all vehicles, inventory and equipment which are owned by Seller and described in EXHIBIT 1.7, which is attached hereto and incorporated herein.

                 1.8 The term "Execution Date" means the date on which this Agreement is signed by the parties, which is anticipated to be December 17, 1996, or such other date mutually agreed to by the parties.

                 1.9 The term "Other Property" means Seller's trademarks, patents, tradenames and intellectual property rights.

                 1.10 The term "Qualified Recurring Revenue" ("QRR") means the gross monthly recurring revenue of the Customer Accounts for the deferred purchase or servicing of Alarm Systems and for providing monitoring, fire, surveillance and access control services as of the Execution Date. QRR shall only include those recurring amounts derived from Customer Accounts that are:
(i) provided service pursuant to Seller's standard contract forms to which there have been no material alterations as to any Customer; (ii) billed as stipulated in the applicable written agreement between Seller and its Customer;
(iii) not more than ninety (90) days past due as of the Execution Date; provided however, that certain regular slow paying Customer Accounts which are more than ninety (90) days past due shall be acceptable to Buyer for inclusion in QRR and shall be identified in EXHIBIT 1.6A as "Slow Pay Accounts;" (iv) assignable to Buyer without the consent of any third party or for which consent has been obtained prior to the Execution Date; and (v) in effect on the Closing Date, and as of the Closing Date had not been canceled and with respect to which no notice of cancellation had been received. QRR shall not include any amounts derived from or which are expected to be derived from: (a) reimbursement for or prepayment of private line telephone line charges associated with any monitored Customer





Page 2 -     ASSET PURCHASE AGREEMENT

Account; (b) reimbursement for or prepayment of any false alarm assessment; (c) reimbursement for or prepayment of any amounts equal to taxes, fees, monitoring charges or other charges imposed by any governmental authority relative to the furnishing of alarm services; (d) services to be provided under any written agreement, which by its terms is terminable and has been terminated by Seller's Customer as a result of the consummation of the transaction contemplated hereby; (e) time and material service revenue, or other revenues that are not received on a regular and recurring basis; or (f) charges paid to Seller or third party response agencies for patrol or alarm response.

                 1.11 The term "Telephone Lines" means Seller's interest in all of the telephone lines, voice service lines, call back lines and numbers on which the Customer Accounts are being monitored or which are otherwise used or owned by Seller in connection with the Business. The telephone line accessed by (503) 227-0571, which is not used for monitoring any of the Customer Accounts, will be referred to herein as the "Business Line." All of the telephone numbers for the Telephone Lines are listed in EXHIBIT 1.11, which will be attached hereto and incorporated herein.

                 1.12 The term "Unearned Revenue" means (i) all Accounts Receivable billed by Seller for services to be rendered after the Closing Date to the Customer Accounts by Buyer; (ii) all payments and deposits received by Seller prior to the Closing for services to be rendered or work to be performed after the Closing Date for the Customer Accounts by Buyer. Unearned Revenue will be prorated as of the close of business on the Closing Date. The Unearned Revenue is set forth in EXHIBIT 1.12, which will be attached hereto and incorporated herein.

                 1.13 The term "Buyer's Work in Progress" means the orders for servicing, repair or maintenance of alarm systems or for providing alarm services received by Seller as of the Closing Date and such upgrades, add-ons or replacements of alarm system equipment which Seller in the normal course of its business does not schedule its installation department to perform and which have not been completed by Seller as of the Closing Date. The Buyer's Work in Progress as of the Closing Date, including a description of all further work which needs to be performed by Buyer after the Closing Date, all amounts received by Seller prior to the Closing Date relating to the Buyer's Work in Progress and all amounts which will be due and owing after the Closing Date relating to the Buyer's Work in Progress are described in EXHIBIT 1.13, which will be attached to the Addendum to this Agreement and incorporated herein.

                 1.14 The term "Seller's Work in Progress" means the sales leads, referrals and orders for the installation, upgrades, add- ons and replacements of alarm system equipment which Seller in the normal course of its business schedules its installation department to perform and is described in
EXHIBIT 1.14, which will be attached to the Addendum to this Agreement and incorporated herein.

                 1.15 The term "Prepaid Expenses" means the expenses described in EXHIBIT 1.15, which will be attached to the Addendum to this Agreement and incorporated herein, which have been paid by Seller prior to the Closing Date in relation to Assets and which will benefit Buyer after the Closing Date. The Prepaid Expenses will be prorated as of the Closing Date.

         2.      Purchase and Sale of Assets.

                 2.1 Sale of Assets. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, in accordance with the terms of this Agreement on the Closing Date all of Seller's right, title and interest in all Assets.





Page 3 -     ASSET PURCHASE AGREEMENT

                 2.2 Assumption of Monitoring, Support Services and Other Obligations.

                          2.2.1   Assumption.  As of the Closing, Buyer agrees
to assume and accept the assignment of Seller's duties and obligations (i) to perform monitoring services and support services described in Section 2.2.2 ("Support Services"), pursuant to the Customer Accounts to the extent such obligations relate to performance after the Closing Date and agrees to perform such obligations when due for all Customer Accounts; and (ii) to complete performance of all Buyer's Work in Progress described in EXHIBIT 1.13 to the extent such obligations relate to performance after the Closing Date. In addition, Buyer agrees to sublease Seller's business premises located at 1110 N.W. Flanders Street, Portland, Oregon 97209 from and after the Closing Date for six (6) months, at the end of which Buyer shall have the option to continue to sublease the premises on a month-to-month basis for up to one year after the Closing Date. The form of sublease agreement is attached hereto as EXHIBIT 2.2.1.

                          2.2.2   Support Services.  Except as otherwise set
forth herein, Buyer shall provide the following Support Services after the Closing Date with regard to the Customer Accounts: (a) install additional equipment as requested by any Customer; (b) provide all warranty services requested by the Customer for equipment located on the premises of each Customer after the Closing Date in accordance with the applicable warranty terms of the Customer Account; (c) respond to notices of equipment failure or requests for service from the Customer; (d) monitor each Customer Account; and
(e) any other duties and obligations arising on or after the Closing Date pursuant to the written agreements with the Customers.

                          2.2.3   No Other Liabilities.  Except as provided in
Section 2.2.1, Buyer does not, and will not, assume, or be deemed to assume, under this Agreement or otherwise, any debt, liability or obligation of Seller or Stockholder of any nature whatsoever, whether arising by tort or contract or otherwise, including, without limitation, (a) liability arising out of actions or omissions of Seller prior to or after the applicable Closing Date; (b) liability resulting from breach of contract arising out of actions of Seller or as a result of the sale of the Assets pursuant to this Agreement; (c) liability in connection with contracts not assumed by Buyer under this Agreement or in connection with obligations under the Customer Accounts where performance was required prior to the applicable Closing Date; (d) liability of Seller for any taxes, including sales or use taxes arising in connection with the sale or leasing of Alarm System equipment by Seller prior to the Closing Date; (e) any liability in connection with representations, promises or warranties made by Seller to Customers which are not described in the written Contracts with Customers, forms of which are attached hereto in EXHIBIT 4; and (f) subject to the provisions contained in Section 7.2 hereof, liability in connection with any of Seller's employees, including salaries, benefits, commissions or any employee benefit plan of Seller. All liabilities of Seller that are not assumed by Buyer hereunder shall be paid, performed and discharged by Seller.

                 2.3      Purchase Price; Payment; Adjustments.

                          2.3.1   Amount.  At the Closing the purchase price
("Purchase Price") for the Assets purchased hereunder shall be calculated as follows:

              (a)      The base purchase price is $15,000,000.00;

              (b) Less: Unearned Revenue determined on the Execution Date in the sum of $530,000;





Page 4 -     ASSET PURCHASE AGREEMENT

                                  (c)      Plus: Sublease payments for the
six-month term in the sum of $24,000.00;

                                  (d)      Less: The value of Seller's Work in
Progress, determined at the Closing based upon the formula set forth in Section 2.3.3;

                                  (e)      Less: The amount of salary, wages
and other compensation which Buyer shall pay to the employees of Seller who are hired by Buyer for the period starting as of January 1, 1997 through the Closing Date; and

                                  (f)      Plus: The amount of the Prepaid
Expenses determined at the Closing.

Subject only to Seller's inability to transfer the Assets to Buyer at Closing or the material breach of Seller's representations and warranties, the portion of the Purchase Price set forth in subsections (a) through (c) of this Section
2.3.1. shall not be changed or reduced after the Execution Date, except for adjustments, if any, pursuant to Sections 2.6 and 13. The amount of the Purchase Price as of the Closing Date shall be documented in an Addendum to this Agreement and signed by all of the parties. Notwithstanding anything to the contrary contained herein, this Agreement is a valid and binding agreement of the parties as of the Execution Date, subject only to the conditions to Closing set forth in this Agreement and determination of the Purchase Price on the Closing Date.

                          2.3.2   Allocation.  The Purchase Price shall be
allocated among the Assets as specified in the attached EXHIBIT 2.3.2, which will be attached to the Addendum and incorporated herein. After the Closing, the parties agree to make consistent use of the allocation, fair market value and useful life specified in EXHIBIT 2.3.2 in any and all filings, declarations and reports with the Internal Revenue Service in respect thereof, including without limitation the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986, as amended, if applicable.

                          2.3.3   Seller's Work in Progress.  The value of the
Seller's Work in Progress retained by Seller will be subtracted from the base purchase price amount and will be determined at Closing, in accordance with the following formula:

                 Installation, add-on and upgrade revenue minus sales commission, labor and material costs (hook-up costs) = Net Installation Revenue

                 Determine the QRR for the new installations and the increase in QRR from the upgrades or add-ons multiplied by 28 = Gross QRR Revenue

                 (Gross QRR Revenue plus Net Installation Revenue) multiplied by two-thirds = Amount of the Base Purchase Price Reduction.

Seller's Work in Progress will be retained by Seller and will not be sold to Buyer pursuant to this Agreement; however, upon completion of the Seller's Work in Progress, those customer accounts will be sold to Buyer pursuant to the Dealer Agreement described in Section 16 hereof.





Page 5 -    ASSET PURCHASE AGREEMENT

                 2.4 Payment of Purchase Price. The Purchase Price shall be paid as follows:

                          2.4.1   Closing Date Payment.  On the Closing Date,
Buyer shall pay to Seller ninety percent (90%) of the Purchase Price (the "Closing Date Payment") as follows:

                                  (a)      On execution of the Letter of Intent
for this transaction, Buyer paid to Seller a deposit in the sum of $100,000.00 by check (the "Deposit"), which shall be credited against the Purchase Price.

                                  (b)      On the Closing Date, Buyer shall pay
to Seller the sum of $2,000,000.00 in common stock of Protection One, Inc. (the "Pro One Stock") based upon the Closing Value for such stock, which Pro One Stock shall be subject to an effective Registration Statement. Rather than issue fractional shares of Pro One Stock, Buyer will pay to Seller in cash the amount of any fractional shares to which Seller would be entitled.

                                  (c)      On the Closing Date, Buyer shall pay
to Seller the balance of the Closing Date Payment by wire transfer.

                          2.4.2   Deferred Payment.  On the Closing Date, Buyer
shall pay to Kennedy, King & Zimmer ("Escrow Agent"), in trust, the remaining ten percent (10%) of the Purchase Price. Escrow Agent shall pay such amount to Seller, subject to adjustments in accordance with Section 2.6 (the "Deferred Payment") on or before the ninetieth (90th) day after the Closing Date (the "Deferred Payment Date") in accordance with the terms and conditions set forth herein and in the Escrow Agreement, which shall be mutually agreed to by Seller, Buyer and Escrow Agent.

                 2.5 Registration of Pro One Stock. Prior to the Closing Date, Buyer shall cause Protection One, Inc. ("Parent") to file a Registration Statement on Form S-3 registering the offer and sale by Seller from time to time of the Pro One Stock delivered to Seller under this Agreement. To evidence the obligation of Parent to register the Pro One Stock, Parent and Seller shall enter into a Registration Rights Agreement defining their respective rights and responsibilities with respect to the Pro One Stock and Seller shall execute and deliver to Buyer an Affidavit verifying the status of Seller as an "accredited investor" within the meaning of Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, a copy of the forms of which are attached hereto as EXHIBIT 2.5 and by this reference incorporated herein.

                 2.6 Closing Date Adjustments. Within sixty (60) days after the Closing, Buyer will deliver to Seller a schedule setting forth its calculation of the Unearned Revenue ("Closing Unearned Revenue"), calculated as of the Closing Date, and the basis for any set offs based on the indemnification provisions set forth in Section 13 hereof, together with a certificate signed by an officer of Buyer that the schedule has been prepared in accordance with the terms and provisions of the Agreement. The parties agree that any adjustments to the Unearned Revenue shall be based upon either human or mathematical errors in the calculations made as of the Execution Date, and not on any change in the formula for calculating Unearned Revenue. Seller and Stockholder shall provide to Buyer, in Seller's office, any books and records in their possession, which are reasonably requested by Buyer within thirty (30) days after the Closing in order to prepare such schedule. Buyer shall be entitled to an extension of time in which to deliver the schedule required hereunder to Seller for each day after the forty-fifth (45th) day after the Closing Date that Seller delays in providing information, books or records requested by Buyer. The Purchase Price, Closing Date Payment and Deferred Payment shall be adjusted upwards or





Page 6 -    ASSET PURCHASE AGREEMENT
downwards accordingly based upon any changes in the Closing Unearned Revenue compared to the Unearned Revenue used to calculate the Purchase Price at Closing and on any set offs under the indemnification provisions set forth in
Section 13 hereof.   If Seller has any questions or raises any disputes
regarding any of the adjustments in the Purchase Price, Seller and Buyer shall use their best efforts to resolve such questions or disputes, and Buyer shall, at Seller's request, provide to Seller within 15 days its work papers and supporting documents relating to any adjustments and make available to Seller all material information and documents relied upon by Buyer in its calculations as reasonably requested by Seller.

                 2.7 Instruments of Conveyance and Transfer. Seller shall deliver to Buyer at the Closing such instruments of transfer, including bills of sale and assignments in form and substance reasonably satisfactory to Buyer as shall be effective to vest in Buyer all of the right, title and interest of Seller in and to the Assets and letters of agency and supersedure forms for transfer to Buyer of the Telephone Lines on which the Customer Accounts are currently being monitored and on which the Business of Seller is carried on. Seller will execute such other documents reasonably requested by Buyer and do any further acts or things reasonably necessary to cause all of the Customer Accounts to be connected to Buyer's central monitoring station within six (6) months after the Closing and to put Buyer in possession and control of the Assets.

                 2.8 Invoicing, Servicing, and Collection by Buyer. After the Closing Date, Buyer is authorized to notify the Customer Accounts and Buyer's Work in Progress customers to make all further payments for services to be rendered or performed on and after the Closing Date directly to Buyer and payable to the order of Buyer, except as to billings of Seller for Accounts Receivable or other invoices which comprise the Unearned Revenue. If payments due to Buyer are made payable to the order of Seller, Buyer is hereby irrevocably appointed as Seller's attorney-in-fact to endorse any checks, orders or other payment instruments in connection with each Customer Account or Buyer's Work in Progress customer. If any payment or portion of a payment received by Buyer is due to Seller for payment of any invoice for the Customer Account issued by Seller prior to the Closing Date, then Buyer shall remit to Seller the amount due to Seller within ten (10) days of receipt of the payment. Seller shall remit to Buyer any payment or any portion of a payment due to Buyer and made to Seller after the Closing Date within ten (10) days of receipt of the payment. Buyer is also authorized to bill or invoice Customers for all amounts due and to become due to Buyer under the Customer Accounts for services to be rendered or performed after the Closing Date or due to Buyer under the Buyer's Work in Progress agreements; except that Buyer shall not bill, invoice, compromise, adjust or grant extensions as to any amounts due to Seller. Seller is also authorized to bill or invoice Customers to collect all invoices issued prior to the Closing Date and due to Seller under the Customer Accounts or Buyer's Work in Progress agreements and to take reasonable collection action in compliance with all material laws, statutes and regulations; provided however, that in connection with its collection activities, Seller shall not threaten or imply that a Customer Account can be canceled or terminated by Seller and Seller agrees to consult with Buyer in connection with collecting Accounts Receivable which are more than 120 days past due. Except as to any amounts due to Seller, Seller shall not from and after the Closing Date have authority to, and will not, without Buyer's prior written consent, accept, negotiate or deposit payments or other amounts due in connection with the Customer Accounts.

         3. Bulk Sales. Buyer hereby waives compliance by Seller with respect to any applicable bulk sales or similar laws of any jurisdiction in connection with the sale of the Assets to Buyer, and Seller agrees to indemnify Buyer and to save and hold Buyer harmless from, for and against any liability, damage, loss or deficiency (including reasonable attorney's fees) which Buyer may suffer or sustain as a result of any claims made by creditors of Seller against Buyer





Page 7 -    ASSET PURCHASE AGREEMENT

("Creditor's Claim"). In the event of a Creditor's Claim, Buyer shall so notify Seller in writing and Seller shall have thirty (30) days in which to satisfy or discharge the Creditor's Claim if it can be satisfied or discharged within thirty (30) days. If the Seller disputes the Creditor's Claim, Seller shall proceed to resolve such dispute with reasonable diligence, keeping Buyer informed of Seller's progress. If the Creditor's Claim interferes with or restricts Buyer's use of any of the Assets, and it is not resolved or discharged within thirty (30) days by Seller, Buyer may resolve or discharge such Creditor's Claim and shall be indemnified by Seller.

         4. Representations, Warranties and Agreements of Seller. Except as otherwise set forth or described on EXHIBIT 4 ("Seller's and Stockholder's Disclosure Exhibit") or any other Schedule or Exhibit attached hereto, Stockholder represents and warrants as to Sections 4.2, 4.15 and 4.27 and Seller agrees, represents and warrants as follows:

                 4.1 Corporate Status of Seller and Status of Stockholder. Seller is a corporation duly organized and validly existing under the laws of the State of Oregon, does not have any subsidiaries and does not own any securities of, or have any proprietary interest in, any other entity. Seller, as a result of the character and location of the Assets and the nature of the business conducted by it, will qualify to conduct business in Washington as a foreign corporation within thirty (30) days after the Execution Date. Seller has full corporate power and corporate authority to own, or hold under lease, the Assets. Stockholder is a trust validly existing under the laws of the State of Oregon. Robert Poznanski and Dorothy Poznanski are the sole trustees of the trust, which owns all of the issued and outstanding shares of stock of Seller.

                 4.2 Authorization of Seller and Stockholder; No Adverse Consequences. This Agreement has been duly executed and delivered by Seller and Stockholder and constitutes a valid obligation legally binding on Seller and Stockholder and is enforceable against Seller and Stockholder in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by Seller and Stockholder and the consummation of the transactions contemplated hereby by Seller and Stockholder do not and will not conflict with, or result in a breach, default, violation or loss of a material benefit under any agreement, mortgage, lease, license or other instrument or obligation of Seller and Stockholder in connection with the operation of the Business or any of the Assets; do not and will not require the consent or permission of any person or governmental agency; and do not and will not violate any law, rule or regulation of any agency or governmental body to which Seller is, or Stockholder are, subject and that is individually or in the aggregate material to the transactions contemplated hereby. No registration, declaration or filing with any governmental or administrative authority is required on the part of Seller and Stockholder in connection with the execution, delivery and performance of this Agreement.

                 4.3 Title to Assets. Seller has good and valid title to the Assets, free and clear of all liens, claims, charges or other encumbrances, with full lawful right, power, capacity and authority to sell, assign, transfer and deliver the Assets to Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby, and there are no agreements, arrangements or understandings restricting or otherwise relating to the transfer of the Assets. At the Closing, Buyer will receive good and valid title to the Assets, free and clear of all liens, claims, charges or other encumbrances of any nature whatsoever.





Page 8 -    ASSET PURCHASE AGREEMENT

                 4.4 Financial Statements. Seller has heretofore delivered to Buyer a copy of Seller's balance sheet dated as of December 31, 1995 and an internally prepared income statement for the month of October, 1996 ("Financial Statements"), copies of which are included in EXHIBIT 4. The Financial Statements accurately present the financial position, results of the operations and the changes in financial position of Seller for the periods indicated; were accurately prepared from the books and records of Seller in accordance with the accounting policies then in effect; and have been prepared on a consistent basis with past periods, all subject to year-end adjustment, which adjustment in the aggregate shall not materially affect the results contained therein.

                 4.5 Changes in Business. Except as expressly allowed or contemplated by this Agreement, since the date of the Financial Statements, Seller has conducted its business in the ordinary course and there has not occurred:

                          (i)     Any change, effect or occurrence that has, or
is reasonably likely to have, individually or in the aggregate, a material adverse impact on (i) the condition (financial or otherwise) or prospects of Seller, its business or the Assets, or (ii) the operation of the business before or after the Closing Date or the ownership or other use of the Assets by Buyer and Seller thereafter.

                          (ii)    Any acquisition, sale or disposition of
property or assets by or of Seller, except in the ordinary course of business;

                          (iii)   Any entry into, amendment of, relinquishment,
termination or non-renewal by Seller of any Contracts, lease transaction, commitment or other right or obligation other than in the ordinary course of business; or

                          (iv)    Any agreement or arrangement made by Seller
to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty set forth in this
Section 4.5 untrue or incorrect as of the date hereof.

                 4.6 Taxes. Seller has duly and timely filed all tax reports and returns required to have been filed on or before the Closing Date, and such returns as filed are true and correct in all material respects. All federal, state, local and foreign income, receipts, profits, franchise, sales, use, occupation, real and personal property, excise, employment or other taxes (including interest and penalties of Seller) required to have been paid on or before the Closing Date, whether or not assessed, have been or shall be fully paid on or prior to the due date thereof. The accrual for taxes reflected in the most recent balance sheet included in the Financial Statements shall be in the aggregate adequate to cover any and all federal, state, local or foreign tax liabilities (including interest and penalties), whether or not disputed, for which Seller may be liable for the period ended as of the Closing Date and all prior periods. Seller has never filed a consolidated, combined or unitary tax return with any other person or entity. There is no unpaid interest, penalty or addition to tax due or claimed to be due from, or any unpaid tax deficiency, determination or assessment outstanding against Seller or any basis therefor known to Seller. There are no tax liens on, pending against or, to the best knowledge of Stockholder, threatened against Seller or its Assets. Seller has not filed a consent under Section 341(f)(1) of the Internal Revenue Code of 1986, as amended.

                 4.7 No UL Deficiencies. Seller's central station located at 1110 N.W. Flanders Street, Portland, Oregon 97209, has been approved and listed by Underwriters' Laboratory ("UL") and is not subject to any deficiencies with respect thereto, including but not limited to any deficiencies in any verbal or written report received by Seller in connection with an inspection





Page 9 -    ASSET PURCHASE AGREEMENT
of such central station facility and UL certificated systems, if any, on or about September 1, 1996. All required fire inspections with respect to each fire alarm system installed at the premises of Seller's Customers have been performed as required in accordance with the obligations and commitments of Seller to UL and/or to any applicable insurance rating organization. All UL certificates issued by Seller for alarm systems installed at the premises of Seller's Customers have been properly issued and the systems for which such certificates have been issued comply in all material respects with all of the UL specifications and standards for such systems and Stockholder are not aware of any outstanding deficiencies.

                 4.8 Employees. Seller does not have any collective bargaining agreement with any labor union, and no labor union has requested or, to the knowledge of Seller, has sought to represent any of the employees, representatives or agents of Seller. Seller has provided Buyer with a complete list of all of Seller's employees, including their base compensation and bonus compensation.

                 4.9 Form Contracts. Included in EXHIBIT 4 is a true and correct copy of each type of form contract Seller has in effect with each of its Customers for alarm system sales, deferred purchases and alarm monitoring, surveillance, access and other alarm services (the "Contract" or "Contracts"). Seller has not modified, except in a writing disclosed to Buyer, any of the Contracts and has not undertaken any obligations or made any warranties, agreements or guarantees to any Customers other than those set forth in the Contracts. Seller has not entered into any other type of service or purchase contract with its Customers nor is Seller obligated to render monitoring, surveillance, access or extended maintenance services to any of its Customers other than pursuant to a Contract, except time and materials service. Each Contract which Seller has with its current Customers is fully executed, valid, in full force and effect and enforceable in accordance with its terms and meet all of the requirements for purchase set forth in the definition of QRR set forth in Section 1.10 (less any applicable deductions required thereunder). Seller is not in default or material violation of any Contracts with its Customers. Except as disclosed in EXHIBIT 4 and except for the deferred purchase agreements, Seller does not have any warranty obligations which exceed in time or scope a one (1) year parts and labor warranty which commence from the date of installation of each alarm system. On the Closing Date, Seller shall have possession of all original monitoring and deferred purchase contracts with Customers and such other documents and information which Buyer will need and may reasonably require to perform monitoring, surveillance, access, repair, servicing and other alarm services requested by Customers or required to be provided pursuant to the Contracts.

                 4.10 Increase in Fees. Since September 1, 1996, Seller has not increased recurring monitoring charges or service charges payable by Seller's retail Customers, other than for additions or changes in services or protection.

                 4.11 No Defaults. Seller is not in default, or alleged to be in default under any material agreement, license or obligation relating to the Assets. Except for delinquent payments by some of the Customers, no other party to any such agreement, license or obligation is in default thereunder and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement, license or obligation.

                 4.12 License and Permits. Seller and its employees have all material governmental licenses and permits (federal, state and local) necessary for the conduct of the business as now carried on by the Seller, and such licenses are in full force and effect. Copies of all of Seller's licenses are included in EXHIBIT 4. No violations are or have been recorded and Seller is not aware of any unrecorded violations in respect of any such licenses or permits of





Page 10 -    ASSET PURCHASE AGREEMENT

Seller and no proceedings are pending or to Stockholder's knowledge threatened concerning the revocation or limitation of any such license or permit of Seller.

                 4.13 Compliance With Laws. Seller has complied with all material laws, rules, regulations and orders applicable to the operation of the business conducted by the Seller. Seller has not received notice nor taken any action or failed to take any action which action or failure will or would, in any way, preclude or prevent Buyer from using the Assets after the Closing in the same manner as theretofore used by the Seller.

                 4.14 Litigation. There are no claims, litigation, proceedings or investigations pending or threatened against Seller. Included on EXHIBIT 4 is a list of all the incidents in the past two (2) years where a Customer or third party alleged damages in excess of One Thousand Dollars ($1,000), which is alleged to result from a failure of an alarm system or Seller's service, and whether Seller has reported such incident to its insurance carrier. No insurance carrier, which has had any such incident reported to it, has made a reservation of rights or denial of coverage with respect to such incident.

                 4.15 Brokers. Seller and Stockholder have not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                 4.16 Insurance. Seller has in full force and effect the policies of automobile liability insurance and commercial general liability insurance including errors and omissions coverage ("Liability Insurance"), a copy of which Liability Insurance policy is included in EXHIBIT 4. All of the Contracts are covered by Seller's Liability Insurance for negligence claims. Seller is not in default and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by Seller under any such policy of insurance, or would entitle the insurer under such insurance to deny coverage of any claim against Seller. Seller has had uninterrupted Liability Insurance coverage in full force and effect for at least two years prior to the Closing Date.

                 4.17 Receivables. The Accounts Receivable arose in the ordinary course of business and are valid receivables reflecting sums due for the provision of goods and services by Seller pursuant to the Customer Accounts or agreements for performing Buyer's Work in Progress or Seller's Work in Progress.

                 4.18 Monitoring. All of the Customer Accounts that are monitored are being monitored on the Telephone Lines which are owned and controlled by Seller and no other alarm accounts owned by any third parties are monitored on the Telephone Lines. Seller is currently performing the monitoring for all of the Customer Accounts and none of the Customer Accounts are being monitored by a third party, except (a) the Scan Alert Customer Accounts which are being monitored by Alltec Security Systems on a month-to-month oral contract; (b) less than 10 Customer Accounts are being monitored by Alarm Central Station pursuant to an agreement which is terminable upon giving 30 days notice; (c) less than 10 Customer Accounts which have Module Alarm Systems equipment and are monitored by Seller; and (d) 2 radio accounts which are monitored by Seller. Except for the Customer Accounts described in subsections (a), (b), (c) and (d) of this Section 4.18, none of the Customer Accounts need to be reprogrammed in order for Seller to transfer the monitoring to Buyer's monitoring facility. Seller also has a few elevator phone lines which Seller is monitoring.





Page 11 -    ASSET PURCHASE AGREEMENT

                 4.19 Equipment. All of the Equipment is in good working order and condition, ordinary wear and tear excepted. All of the inventory included in the Assets is new, and not used or refurbished.

                 4.20 Location of Alarm Account Customers. All of the Alarm Account Customers are located in Idaho, Arizona, California, Nevada, New Mexico, Oregon and Washington ("Buyer's Existing Market").

                 4.21 Consents and Approvals. Seller has obtained all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by Seller and the consummation of the transactions contemplated hereby.

                 4.22 Alarm System Equipment. To the best of Seller's knowledge, Seller has completed installation of the Alarm System equipment on the premises of each Customer Account for which Seller was responsible for completing the installation, and such equipment meets all specifications required by the applicable Customer Account. To the best of Seller's knowledge, the Alarm System equipment installed by Seller for the Customer Accounts and for the Buyer's Work in Progress and Seller's Work in Progress has been installed in substantial accordance with good and workmanlike practices prevailing in the industry at the time of installation and in compliance in all material respects with applicable laws, rules, regulations and codes at the time of its installation.

                 4.23 Intangibles. Included in EXHIBIT 4 is a list of the Intangibles presently owned or utilized by Seller and included in the Assets. As used herein, the term "Intangibles" means fictitious business names, trademarks, service marks, trade names, patents, copyrights, registrations, software licenses or applications with respect thereto and licenses or rights under the same. Seller has not granted any license or other permission to anyone else with respect to any Intangible. No claim has been asserted against the Seller alleging infringement of any Intangible, nor, to Seller's knowledge, does there exist any basis on which such a claim for infringement could reasonably be based.

                 4.24 Accredited Investor Status. Seller is an "accredited investor" within the meaning of Rule 501(d)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                 4.25 Reliance. Seller recognizes and agrees that, notwithstanding any investigation, Buyer is relying upon the representations and warranties of Seller made herein.

                 4.26 Schedules Delivered at Execution. All of the schedules described in this Agreement and prepared by Seller which are being delivered to Buyer upon execution hereof (i) are true, accurate and complete, as of the Closing Date; and (ii) have been prepared in conformity with the provisions of this Agreement.

                 4.27 No Material Misstatements. No representation or warranty by Seller or Stockholder contained in this Agreement, or in any exhibit or schedule attached hereto, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

         5. Representations, Warranties and Agreements of Buyer. Except as set forth on EXHIBIT 5 ("Buyer's Disclosure Exhibit"), Buyer agrees, represents and warrants as follows:





Page 12 -    ASSET PURCHASE AGREEMENT

                 5.1 Corporate Status of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to conduct business in the States of Oregon, Nevada, Idaho and Washington as a foreign corporation. Buyer has full corporate power and corporate authority to purchase and acquire the Assets as herein provided.

                 5.2 Authorization of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid obligation legally binding on Buyer and is enforceable against Buyer in accordance with its terms; except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

                 5.3 Litigation. There are no claims, litigation, proceedings or investigations pending or, to the best knowledge of Buyer, threatened against Buyer which would have a material adverse impact on Buyer's ability to perform all of its duties and obligations under this Agreement.

                 5.4 Brokers. Buyer has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                 5.5 No Material Misstatements. No representation or warranty by Buyer contained in this Agreement, or in any exhibit or schedule attached hereto, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

                 5.6 Consents and Approvals. Buyer has obtained all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby.

         6.      Covenants of Seller.

                 6.1 Announcement Letter. Seller and Buyer have prepared a mutually satisfactory announcement letter, the form of which is attached hereto as EXHIBIT 6.1 and by this reference incorporated herein, with respect to the sale of the Customer Accounts pursuant to this Agreement. Seller shall, if its computer system is capable of doing so, deliver to Buyer at the Closing address labels for all of the Customers and a sufficient amount of Seller's envelopes and sheets of letterhead to enable Buyer to mail the announcement letter to all of the Customers.

                 6.2 Corporate and Trade Names. The names "Phillips Electronics," "Phillips Electronic Alarm Systems" and other assumed business names and trade names of Seller are included in the Other Property sold to Buyer hereunder. Within thirty (30) days after the Closing, Seller shall amend its Articles of Incorporation in order to change its corporate name to a name which is not similar to any of the corporate or trade names transferred to Buyer.

                 6.3 Assignment of Nonsolicitation Agreements. Seller hereby assigns to Buyer all of Seller's right, title and interest in and to any nonsolicitation and noncompetition covenants and agreements, if any, with respect to the Customer Accounts under which Seller's employees or other third parties have agreed not to solicit the Customers or compete with Seller. Buyer does





Page 13 -    ASSET PURCHASE AGREEMENT
not assume any of Seller's duties or obligations under any of the nonsolicitation and noncompetition covenants and agreements with respect to the Customer Accounts. Seller has provided to Buyer true copies of all agreements with respect to Seller's acquisition of any of the Customer Accounts from any third party, including without limitation any acquisition by way of asset purchase, stock purchase or merger.

                 6.4 Transfer to Buyer of Codes and Customer Information. On or before the Closing Date, Seller shall deliver to Buyer all Customer names, location of Alarm System equipment in the Customers' locations, Customer contact lists, Alarm System zone information for each Customer location, and any and all other information reasonably required by Buyer to provide monitoring services from its central monitoring facility. On or before the Closing Date, Seller shall also provide to Buyer the central station identification number and installer codes for each Alarm System control panel, all download programs and master codes necessary to connect the Alarm System to Buyer's monitoring facility, and all other information reasonably required by Buyer in order to remotely program the Alarm System equipment of the Customers that is remotely programmable.

                 6.5 Conduct of Business from Execution Date Through Closing Date. From the Execution Date through the Closing Date, Seller and Stockholder shall operate Seller's business only in the ordinary course and scope and in a manner consistent with its normal business practices and the representations, warranties and agreements of Seller and Stockholder set forth herein. From the Execution Date through the Closing Date, Seller and Stockholder shall not, without the prior consent of Buyer, do any of the following: (i) dispose of any of the Assets, other than inventory and supplies consumed in the ordinary course of the Seller's business; or (ii) commit any act that will have a materially adverse effect on the Assets or its lease of its business premises.

         7.      Covenants of the Buyer.

                 7.1 Access to Books and Records. For a period of two (2) years after the Closing Date, Buyer agrees that Seller and Stockholder and their representatives shall have reasonable access to all books and records of Seller to the extent that such access is lawful and may reasonably be required by Seller and Stockholder in connection with matters relating to or affected by the operations of Seller prior to the Closing Date, including without limitation tax matters and pending litigation. Such access shall be afforded by Buyer during normal business hours.

                 7.2 Consent to Interview and Hire Employees. At least five (5) business days prior to the Closing Date, Buyer shall be given the opportunity to interview Seller's employees and hire those employees who meet the following criteria effective as of 12:01 a.m. on the day following the Closing Date: a) the employee passes Buyer's drug screening test; b) a satisfactory criminal background check; and c) the employee must possess or be qualified to obtain any licenses or permits required by the State of Oregon for the work which such employee performed for Seller. Subject to such employees meeting the foregoing hiring criteria, Buyer agrees to employ Seller's employees (excluding those employees hired by the Dealer described in Section 16 hereof) for a period of not less than six (6) months after the Closing Date, beginning on 12:01 a.m. on the day after the Closing Date, to perform reasonably similar job duties as they performed for Seller at the same salary (not including any bonus or incentive compensation) paid by Seller. If the drug screening test cannot be performed by the Closing Date as to any employees, then such employees will be hired, subject to a later drug screening test. Buyer agrees that it will pay wages, salaries and other compensation due to the employees which it hires beginning on





Page 14 -    ASSET PURCHASE AGREEMENT

January 1, 1997, and the amount of such payments from January 1, 1997 through the Closing Date shall be a reduction against the Purchase Price; provided, however, that such employees will not be deemed to be Buyer's employees until hired by Buyer effective after the Closing Date. Seller will continue to provide its existing health and medical plan coverage for its former employees hired by Buyer for the month of January, 1997, the cost of which is attributable to the period after the Closing Date shall be added to the Purchase Price as a Prepaid Expense. Buyer agrees that it will pay thirty
(30) days' severance payments to any of Seller's former employees who were hired by Buyer on or after the Closing Date and whose employment is terminated for other than cause prior to or upon the expiration of the first six (6) month period after the Closing Date; provided, however, that if such employee is terminated for other than cause by Buyer prior to the expiration of the first six (6) month period after the Closing Date, then in addition to the severance payment required hereunder, Buyer shall also pay to the employee the remaining salary and wages due for the balance of the first six (6) month period after the Closing Date. If such employee voluntarily terminates his or her employment with Buyer or is terminated for cause during the first six (6) month period, or, if applicable, the second six (6) month period after the Closing Date, then Buyer shall not be obligated to pay any severance payments to such employee. After the end of the first six (6) month period following the Closing Date, Buyer agrees to continue to employ the majority of Seller's former employees who were employed by Buyer for the first six (6) month period after the Closing Date (excluding those who are employed by the Dealer after the Closing Date) for an additional six (6) month period. If Buyer terminates the employment for other than cause of any of Seller's former employees during the second six (6) month period after the Closing Date, then Buyer shall pay to such employee the remaining salary and wages due for the balance of the second six (6) month period after the Closing Date. During the second six (6) month period following the Closing Date, Buyer may make any changes in the employee's functions, job title and work place location it deems necessary or advisable in exercise of its business judgment, but shall not change such employee's salary during such time period. Notwithstanding anything to the contrary set forth in this Agreement, the employees hired by Buyer after the Closing Date shall be subject to Buyer's personnel policies and procedures and shall perform their jobs in a reasonably satisfactory manner, and Buyer shall not assume any obligations owed by Seller to such employees, including without limitation, any salary, bonus payments, vacation, sick pay, pension or health benefits. Any of Seller's former employees who continue to be employed by Buyer after the end of the twelve (12) month period following the Closing Date shall be "at will" employees and may be terminated at any time by Buyer without cause.

                 Subject to the other terms and conditions contained in this
Section 7.2, Buyer agrees that as to Percilla Brown and Lorraine Vale, who are currently on medical leave, Buyer will hire these employees on a full-time basis at such time as the employees are cleared by their respective doctors to return to work full-time. When they are able to return to work and are hired by Buyer, their employment with Buyer will continue for the remainder of the first six (6) month period after the Closing Date, and they shall be eligible for thirty (30) days' severance payments if their employment is terminated for other than cause upon the expiration of the first six (6) month period after the Closing Date. If these employees are not cleared by their doctors to return to work full-time until after the end of the first six (6) month period after the Closing Date, then Buyer may, but shall not be obligated to, hire such employees in the second six (6) month period after the Closing Date, and they shall become at-will employees after the end of the twelve (12) period following the Closing Date.

                 Janet DeVore, Kathy Gilley and Ron Stift will be employed by either Seller or Dealer, and Ms. DeVore will be reasonably available to assist Buyer with the transition of the monitoring of the Customer Accounts to Buyer's Central Station and Mr. Stift will be reasonably





Page 15 -    ASSET PURCHASE AGREEMENT
available to assist Buyer in connection with handling parts and other service inventory. Janet DeVore's salary shall be prorated between Buyer and either Seller or Dealer, based upon the mutual agreement of the parties hereto or, if the parties are unable to agree, based upon the amount of time which such employee works for each of the parties during each pay period at an hourly rate of $14.00 per hour. Buyer will pay all of Kathy Gilley's salary and Seller will pay all of Ron Stift's salary and there shall be no proration based on the amount of services performed for Buyer, Seller or Dealer. The obligations of Seller under this section may be assigned to the Dealer.

                 7.3 Addition of Call Processor to Business Line. Within 20 days after the Closing, Buyer shall arrange for AT&T to install a call processor feature to be added to the Business Line, so that questions or inquiries relating to new installations will be routed to the Dealer described in Section 16 hereof and all other calls will be routed to Buyer. The structure for the call processor feature and the script will be mutually agreed to by Buyer and Chairman, or his assignee, in writing, and any future changes in the structure for the call processor or script shall be mutually agreed to by the parties in writing. If Buyer terminates the Dealer Agreement without cause or if Buyer no longer wants to retain ownership or control over the Business Line, then Dealer shall take ownership and control over the Business Line and Buyer will execute such supersedure or letter of agency forms required by the telephone company to transfer ownership and control of the Business Line to the Dealer. If the Dealer Agreement is terminated for any reason other than by Buyer without cause, then Buyer shall be immediately authorized to unilaterally remove the call processor feature and exercise sole control over the Business Line.

         8. Nonsolicitation, Noncompetition and Nondisclosure of Confidential Information

                 8.1 Nonsolicitation. For twenty (20) years following the date of this Agreement, neither Seller, Chairman nor Stockholder will, directly or indirectly, as a partner, limited partner, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, in any manner, in or with respect to any Customer Accounts in the States of Oregon, Washington, Idaho and Nevada, solicit, divert or accept orders for the sale, deferred purchase, installation, maintenance or monitoring of alarm systems or for providing surveillance, access, armed response or repair services from any Customers whose Customer Accounts Buyer purchased from Seller under this Agreement or who within one (1) year prior to such solicitation, diversion or acceptance of orders, were or are customers of Buyer, including Buyer's subsidiaries or affiliated corporations. For five (5) years following the date of this Agreement, neither Seller, Chairman nor Stockholder will directly or indirectly or as a partner, limited partner, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, recruit, offer to employ or otherwise solicit the employment of any person who was at any time within three (3) months prior to such action an employee of Buyer; provided, however, that a general classified advertisement which Seller, Chairman or Stockholder does not direct to Buyer's employees shall not violate the restrictions set forth herein so long as Seller, Chairman or Stockholder does not offer employment to any employee of Buyer or to a person who was an employee of Buyer within the previous three (3) months.

                 8.2 Nondisclosure of Confidential Information. Seller, Chairman and Stockholder agree to maintain as secret and confidential all "Confidential Information," as defined herein, and agree not to use, disclose, transfer, sell or make such information available to any successors or third parties, except as authorized in advance and in writing by Buyer or in the following circumstances (a) as required in order to comply with any subpoena, court order or applicable law, provided that the disclosing party shall use its best efforts to give Buyer prior written notice of such disclosure; (b) if such information becomes publicly available not due to





Page 16 -    ASSET PURCHASE AGREEMENT
the fault of Seller, Chairman or Stockholder; and (c) as such use of Confidential Information is reasonably required for any reason set forth in
Section 7.1 hereof. From and after the Closing Date, Seller, Chairman and Stockholder shall also use their best efforts to restrict their agents and employees from having access to or using any Confidential Information. The term "Confidential Information" means any trade secrets, proprietary or other information reasonably known by Seller, Chairman or Stockholder to be confidential or reasonably designated in writing to Seller, Chairman and Stockholder as confidential by Buyer with respect to the Customer Accounts or the Assets, including, without limitation, any of the following information: any customer or Customer lists; any lists, notes or compilations which contain the names, addresses, telephone numbers or any contract information for or with respect to the Customers; and copies of contracts, agreements and related documents between Seller and the Customers under the Customer Accounts.

                 8.3      Noncompetition.  Except as otherwise provided in this
Section 8.3, Chairman agrees that, for five (5) years following the date of this Agreement, Chairman will not, without the prior written consent of Buyer, which may be given or withheld in its sole and absolute discretion, (a) compete in the States of Oregon or Washington in any manner, whether individually or as a director, officer, partner, limited partner, member, employee, agent, representative, stockholder, creditor, consultant, or in any other capacity, with the business of Buyer or any subsidiary or affiliate of Buyer, which business consists of selling, leasing, installing, servicing, and monitoring residential and commercial alarm systems and providing surveillance, access and patrol and armed response services to residential and commercial customers; or
(b) in any manner, directly or indirectly, engage in selling, promoting the use of, leasing, installing, maintaining, or monitoring of any product or service which performs the same function or use as alarm systems and security services to customers or potential customers in the States of Oregon and Washington.
The parties agree that notwithstanding anything contained herein to the contrary, that Chairman shall be entitled to work for the Dealer (defined in Section 16 hereof) of Buyer without violating this covenant, so long as the company remains a Dealer of Buyer. Notwithstanding anything to the contrary set forth herein, if Buyer terminates the Dealer Agreement (defined in Section 16 hereof) without cause, then this Section 8.3 shall be null and void from and after such termination date. The parties have agreed that One Million Dollars ($1,000,000.00) of the Purchase Price is allocated to the noncompete of Chairman and will be paid directly to Chairman. If the Dealer described in
Section 16 is terminated as a Dealer of Buyer for any reason, then the purchase or installment buyout of Chairman's interest in such Dealer shall not violate this Section 8.3.

                 8.4 Enforcement. Seller, Chairman and Stockholder acknowledge and agree that the time, scope and other provisions of Sections 8.1, 8.2 and 8.3 have been specifically negotiated by sophisticated parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. Seller, Chairman and Stockholder further agree that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of Sections 8.1, 8.2 and 8.3 is unenforceable for any reason, the maximum restrictions of time, scope or other provisions reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable. Seller, Chairman and Stockholder agree that Buyer will suffer irreparable harm if Seller, Chairman or Stockholder fails to comply with the provisions of this Section 8 and that Buyer will be entitled to injunctive relief to enforce the terms of this Section 8 in addition to any other remedies available to Buyer.





Page 17 -    ASSET PURCHASE AGREEMENT

         9. Conditions Precedent to Obligations of Buyer. All obligations of Buyer at the Closing are subject to the fulfillment prior to or at the Closing by Seller, Chairman and Stockholder of each of the following:

                 9.1 Deliveries on the Execution Date. On or prior to the Execution Date, Seller and Stockholder shall: (a) execute and deliver this Agreement and the exhibits hereto; and (b) deliver a certified copy of the resolution of the Board of Directors and stockholders of Seller authorizing the execution, delivery and performance of this Agreement and all other actions to be taken by Seller in connection therewith and an incumbency certificate with respect to the officers of Seller. On or prior to the Execution Date, Chairman shall also execute and deliver this Agreement. On or prior to the Execution Date, Seller shall (c) execute and deliver the Affidavit and Agreement of Prospective Investor; (d) execute and deliver the Registration Rights Agreements; and (e) provide to Buyer a certificate of good standing from the Secretary of State for the State of Oregon.

                 9.2 Deliveries on the Closing Date and Closing Date Conditions. On or prior to the Closing Date, Seller shall: (a) execute, along with Chairman and Stockholder, and deliver an Addendum to the Agreement and the exhibits thereto; (b) execute and deliver an original bill of sale and assignment agreement in the form attached as EXHIBIT 9.2 and other instruments of transfer, in the form and substance reasonably satisfactory to counsel to Buyer, necessary to transfer or convey all of the Assets to Buyer; and (c) deliver to Buyer originals of all agreements and documents for the Customer Accounts and all files and records relating to the Assets sold on the Closing Date, including, without limitation, all computer records, data and information stored on electronic media, and downloading codes. In addition, Buyer's obligations at the Closing are subject to fulfillment of the following prior to or at the Closing:

                          9.2.1   No Pending Litigation.  There shall not be
pending or threatened any claim, proceeding, investigation or inquiry, by any person, governmental body or authority, seeking to prevent or change the terms of, or obtain damages in connection with, this Agreement or the transaction contemplated hereby or which questions the validity or legality of the consummation of the transaction contemplated hereby. No action or proceeding relating to any item that is not disclosed in EXHIBIT 4 shall have been instituted or threatened prior to the Closing Date that, if concluded adversely to the Seller, would be materially adverse to Buyer's ownership of and operation of the Assets.

                          9.2.2   Sublease.  Seller shall have executed the
sublease agreement in the form attached hereto as EXHIBIT 2.2.1.

                          9.2.3   Seller's Certificate.  At the Closing, Buyer
shall have received a Certificate, dated as of the Closing Date, signed by the Seller, to the effect that all of the representations and warranties of Seller and Stockholder set forth in Section 4 are true and correct as of the Closing Date and that Seller has, in all material respects, complied with and performed the terms, covenants, agreements and conditions required to be performed by Seller as of the Closing Date under the Agreement.

                          9.2.4   Miscellaneous.  Delivery to Buyer of all
consents and such additional instruments and documents as may reasonably be required by this Agreement or to consummate the transactions contemplated herein.





Page 18 -    ASSET PURCHASE AGREEMENT

         10. Conditions Precedent to Obligations of Seller, Chairman and Stockholder. All obligations of Seller, Chairman and Stockholder at the Closing are subject to the fulfillment prior to or at the Closing by Buyer of each of the following:

                 10.1 Deliveries on Execution Date. On or prior to the Execution Date, Buyer shall: (a) execute and deliver this Agreement and the exhibits hereto; and (b) deliver a certified copy of the resolution of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and all other actions to be taken by Buyer in connection therewith. On or prior to the Execution Date, Parent shall execute and deliver the Registration Rights Agreement.

                 10.2 Deliveries on Closing Date and Closing Date Conditions. On or prior to the Closing Date, Buyer shall deliver to Seller, Chairman and Stockholder an Addendum to the Agreement and the exhibits thereto. In addition, Seller's, Chairman's and Stockholder's obligations at Closing are subject to fulfillment of the following prior to or at the Closing:

                          10.2.1  No Pending Litigation.  There shall not be
pending or threatened any claim, proceeding, investigation or inquiry, by any person, governmental body or authority, seeking to prevent or change the terms of, or obtain damages in connection with, this Agreement or the transaction contemplated hereby or which questions the validity or legality of the consummation of the transaction contemplated hereby. No action or proceeding relating to any item that is not disclosed in EXHIBIT 5 shall have been instituted or threatened prior to the Closing Date that, if concluded adversely to the Buyer, would have a material adverse effect on Buyer's performance of its obligations hereunder.

 10.2.2  Payments.  Payment to Seller of the Closing Date Payment due at Closing
                                                     pursuant to this Agreement.

                          10.2.3  Registration Statement.  Parent shall have
filed the Registration Statement with the Securities and Exchange Commission ("SEC"), and the SEC shall have declared the Registration Statement for the Pro One Stock to be effective.

                          10.2.4  Sublease.  Buyer shall have executed and
delivered the sublease agreement in the form attached hereto as EXHIBIT 2.2.1.

                          10.2.5  Buyer's Certificate.  At the Closing, Buyer
shall have delivered to Seller and Stockholder a Certificate, dated as of the Closing Date, signed by the Buyer, to the effect that all of the representations and warranties of Buyer set forth in Section 5 are true and correct as of the Closing Date and that Buyer has, in all material respects, complied with and performed the terms, covenants, agreements and conditions required to be performed by Buyer as of the Closing Date under the Agreement.

                          10.2.6  Miscellaneous.  Delivery to Seller and
Stockholder of all consents and such additional instruments and documents as may reasonably be required by this Agreement or to consummate the transactions contemplated herein.

         11. Expenses. Buyer, Seller, Chairman and Stockholder shall each pay all of their own respective expenses incurred by or on behalf of each of them in connection with this Agreement and the transactions contemplated hereunder, including, but not limited to, all due diligence, legal and accounting expenses.





Page 19 -    ASSET PURCHASE AGREEMENT

         12. Nature of Statements and Survival of Representations, Warranties And Agreements. All statements of fact and only those statements of facts contained in any written statement, certificate, exhibit, schedule or other document delivered by or on behalf of the parties pursuant hereto or in connection with the consummation of the transactions contemplated hereby are deemed representations and warranties made hereunder. All covenants, representations, warranties and agreements made by the parties hereunder shall survive the Closing Date, the delivery of the Assets, and the dissolution and liquidation of any party hereto and remain effective regardless of any investigation at any time (whether before or after the date of this Agreement) made by or on behalf of any party or of any information any party may obtain or have (whether before or after the date of this Agreement) in respect thereof and regardless of any non-exercise by a party of any rights hereunder.

         13.     Indemnification By Seller, Chairman and Stockholder.

                 13.1 Indemnification. Notwithstanding any investigation by Buyer, Seller, Chairman and Stockholder jointly and severally agree to indemnify, hold harmless and defend Buyer, including Buyer's agents, employees, officers, directors, and subsidiary and parent corporations (collectively, the "Buyer Parties"), from and against, and to reimburse the Buyer Parties with respect to, any and all losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorney's fees, incurred by the Buyer Parties, or any of them, by reason of or arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of Seller and Stockholder made in this Agreement or the schedules or exhibits hereto;
(ii) the nonfulfillment or inadequate performance of any covenant or agreement on the part of Seller, Chairman and Stockholder under this Agreement; (iii) any liabilities of Seller to third parties of any nature arising out of any act performed or state of facts suffered to exist by Seller on or prior to the Closing Date, other than the performance of the duties and obligations under the Contracts after the Closing Date; and (iv) the failure by Seller or its predecessors to comply with, prior to the Closing Date, any "three (3) day right of rescission" law or similar right of rescission statute covering any of the Customer Accounts. This indemnification extends to any losses suffered or costs incurred by the Buyer Parties arising out of or relating to claims pursuant to this Section 13.1, including, without limitation, reasonable attorney's fees, whether or not a lawsuit is commenced by any third party. Any claim for indemnification by any of the Buyer Parties pursuant to this Section
13.1 shall hereinafter be referred to as a "Buyer's Claim."

                 13.2 Survivability. In order for any Buyer Parties to be entitled to indemnification for a Buyer's Claim as provided for in Section 13.1, a notice of Buyer's Claim must be submitted to Seller, Chairman and Stockholder within the following applicable time limitations:

                          (a)     Except as provided in Section 13.2(b) or in
cases of fraud or intentional misrepresentation, a Buyer's Claim pursuant to
Section 13.1(i) must be submitted on or before December 31, 1998;

                          (b)     A Buyer's Claim pursuant to Section 13.1(i)
for a breach of Sections 4.1, 4.2, 4.3 and 4.6 must be submitted before the expiration of the applicable statute of limitations with respect to such Buyer's Claim; and

                          (c)     All other Buyer's Claims must be submitted
before the expiration of the applicable statute of limitations with respect to such Buyer's Claims.





Page 20 -    ASSET PURCHASE AGREEMENT

                 13.3 Buyer's Claim Basket and Liability Limit. Seller's, Chairman's and Stockholder's obligations with respect to indemnity pursuant to this section shall be limited to the extent that the aggregate of such Buyer's Claims must first exceed Fifty Thousand Dollars ($50,000) ("Buyer's Claim Basket"). In no event shall the total liability of Seller, Chairman and Stockholder for all Buyer's Claims exceed the Purchase Price ("Seller's Liability Limit").

                 13.4 Notice; Tendering Defense to Seller and Stockholder. Seller's, Chairman's and Stockholder's obligation to indemnify and reimburse Buyer hereunder are subject to prior written thirty (30) day notice by Buyer of a Buyer's Claim, unless the Buyer's Claim involves litigation, in which case Buyer shall provide Seller, Chairman and Stockholder with notice of such litigation within twenty (20) days after receipt of such complaint by Buyer; provided, however, that Seller, Chairman and Stockholder shall have the right to defend any Buyer's Claim made by a third party and Seller, Chairman and Stockholder shall have the right to control the defense, settlement or compromise of such Buyer's Claim and Buyer shall have the right to be kept currently informed and to reasonably participate in all aspects of such litigation to the extent deemed necessary to protect Buyer's interest, unless the amount of damages demanded or alleged or prayed for in the complaint (or if no damages are demanded, alleged or prayed for in the complaint, the damages reasonably likely to result from such a Buyer's Claim) exceeds the Seller's Liability Limit, as such term is defined in Section 13.3, in which case the party with the greatest economic risk shall have the right to such control, subject to the other party's right of information and participation. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall control the defense, settlement or compromise of any Buyer's Claim where the damages demanded or alleged or prayed for in the complaint (or if no damages are demanded or alleged or prayed for in the complaint, the damages reasonably likely to result from such a Buyer's Claim) do not exceed the Buyer's Claim Basket; provided however, that Seller, Chairman or Stockholder shall have the option to defend, at their cost and expense, any Buyer's Claim which does not exceed the Claim Basket and to settle and compromise such Buyer's Claim on terms approved in advance by Buyer and at Buyer's expense (if within the Buyer's Claim Basket) or to settle and compromise such Buyer's Claim at Seller's, Chairman's or Stockholder's expense. It is also agreed, however, that if Buyer, in the reasonable exercise of its discretion, wishes to settle or compromise the Buyer's Claim within the Buyer's Claim Basket, it may do so at any time. After the Buyer's Claim Basket has been exceeded, Buyer shall control the defense, settlement or compromise of any Buyer's Claim where the damages demanded or alleged or prayed for in the complaint do not exceed the sum of Two Thousand Five Hundred Dollars ($2,500), and Seller, Chairman and Stockholder shall have no right to be kept informed or to participate in such litigation. Seller, Chairman and Stockholder shall also indemnify and hold harmless Buyer from, for and against any costs and expenses (including attorney's fees at trial and in any appeal) which it may suffer or incur in connection with enforcement of the indemnification obligation of the Seller, Chairman and Stockholder hereunder.

                 13.5 Right of Setoff. In addition to the rights of Buyer under Sections 13.1 through 13.4, Seller, Chairman and Stockholder agree that Buyer shall have the right at any time following the Closing Date to setoff against any amounts payable to Seller under this Agreement an amount equal to any and all losses, damages, liabilities, costs and expenses incurred by Buyer, including without limitation, reasonable attorney's fees, for which Buyer has a right to indemnification under Sections 13.1 through 13.4.

         14.     Indemnification by Buyer.

                 14.1 Indemnification. Notwithstanding any investigation by Stockholder, Buyer agrees to indemnify, hold harmless and defend Seller, Chairman and Stockholder, including





Page 21 -    ASSET PURCHASE AGREEMENT

Seller's, Chairman's and Stockholder's agents (collectively, the "Seller Parties"), from and against, and to reimburse the Seller Parties with respect to, any and all losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorney's fees, incurred by the Seller Parties, or any of them, by reason of or arising out of or in connection with:
(i) any breach or inaccuracy of any representation or warranty of Buyer made in this Agreement or the schedules or exhibits hereto, or (ii) the nonfulfillment or inadequate performance of any covenant or agreement on the part of Buyer under this Agreement. This indemnification extends to any losses suffered or costs incurred by the Seller Parties arising out of or relating to claims pursuant to this Section 14.1, including, without limitation, reasonable attorney's fees, whether or not a lawsuit is commenced by any third party. Any claim for indemnification by any of the Seller Parties pursuant to this Section
14.1 shall hereinafter be referred to as a "Seller's Claim."

                 14.2 Survivability. In order for any Seller Parties to be entitled to indemnification for a Seller's Claim as provided for in Section 14.1, a notice of Seller's Claim must be submitted to Buyer within the following applicable time limitations:

                          (a)     Except in cases of fraud or intentional
misrepresentation, a Seller's Claim pursuant to Section 14.1(i) must be submitted on or before December 31, 1998; and

                          (b)     All other Seller's Claims must be submitted
before the expiration of the applicable statute of limitations with respect to such Seller's Claims.

                 14.3 Seller's Claim Basket and Liability Limit. Buyer's obligations with respect to indemnity pursuant to this section shall be limited to the extent that the aggregate of such Seller's Claims must first exceed Fifty Thousand Dollars ($50,000) ("Seller's Claim Basket"). In no event shall the total liability of the Buyer for all Seller's Claims exceed the Purchase Price ("Buyer's Liability Limit").

                 14.4 Notice; Tendering Defense to Buyer. Buyer's obligation to indemnify and reimburse Seller, Chairman and Stockholder hereunder is subject to prior written thirty (30) day notice by Seller, Chairman or Stockholder of a Seller's Claim, unless the Seller's Claim involves litigation, in which case Seller, Chairman or Stockholder shall provide Buyer with notice of such litigation within twenty (20) days after receipt of such complaint by Seller, Chairman or Stockholder; provided, however, that Buyer shall have the right to defend any Seller's Claim made by a third party, and Buyer shall have the right to control the defense, settlement or compromise of such Seller's Claim and Seller, Chairman and Stockholder shall have the right to be kept currently informed and to reasonably participate in all aspects of such litigation to the extent deemed necessary to protect Seller's, Chairman's and Stockholder's interests, unless the amount of damages demanded or alleged or prayed for in the complaint (or if no damages are demanded, alleged or prayed for in the complaint, the damages reasonably likely to result from such a Seller's Claim) exceeds the Buyer's Liability Limit, in which case the party with the greatest economic risk shall have the right to such control, subject to the other party's right of information and participation. Notwithstanding anything to the contrary contained in this Agreement, Seller, Chairman and Stockholder shall control the defense, settlement or compromise of any Seller's Claim where the damages demanded or alleged or prayed for in the complaint (or if no damages are demanded or alleged or prayed for in the complaint, the damages reasonably likely to result from such a Seller's Claim) do not exceed the Seller's Claim Basket, and after the Seller's Claim Basket has been exceeded, Seller, Chairman and Stockholder shall control the defense, settlement or compromise of any Seller's Claim where the damages alleged or prayed for in the complaint do not exceed the sum of Two Thousand Five Hundred Dollars ($2,500), and Buyer shall have no right to be kept informed or to participate in such litigation. Buyer shall also





Page 22 -    ASSET PURCHASE AGREEMENT
indemnify and hold harmless Seller, Chairman and Stockholder from, for and against any costs and expenses (including attorney's fees at trial and in any appeal) which they may suffer or incur in connection with enforcement of the indemnification obligation of the Buyer hereunder.

         15. Transition Support. After the Closing Date and continuing for a period of no less than ninety (90) days and no more than one hundred twenty
(120) days, Chairman, at no cost to Buyer, shall respond to Buyer's questions as necessary to assist Buyer during such period with the transition of Assets, business and operations to Buyer as a result of the sale contemplated hereby. There will be no charge to Buyer for such transition assistance, other than reimbursement for reasonable out-of-pocket expenses directly incurred in connection with any travel or other expenses undertaken at the written request of Buyer.

         16. Dealer. It is anticipated that certain employees of Seller and Chairman will form a limited liability company which will engage in the alarm system sales, installation and service business as a dealer of Buyer on or about the Closing Date (the "Dealer"). Buyer is willing to enter into a mutually acceptable agreement for licensing the Seller's trade and corporate names (the "License Agreement") and for the ongoing purchase of customer accounts by Buyer ("Dealer Agreement") with such Dealer; provided however, that if the parties are not able to execute a mutually satisfactory Dealer Agreement within sixty (60) days after the Closing Date, Buyer may license the Other Property and enter into a Dealer Agreement with any party it chooses.

         17. Interest. In the event any party fails to pay any payment when due hereunder, such party shall also pay interest to the other party at the rate of nine percent (9%) per annum on the outstanding balance of the past-due or delinquent payment from the date such payment is due, until paid. Payment or accrual of interest does not excuse default or limit the exercise of remedies hereunder.

         18.     Miscellaneous.

                 18.1 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is served personally, or by facsimile (with verbal verification of complete receipt), service shall be conclusively deemed made at the time of such personal service or facsimile transmission. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

                 If to Seller:                     Phillips Electronics, Inc.
                                                   1110 N.W. Flanders
                                                   Portland, Oregon 97209
                                                   Attention:  Robert L.
                                                   Phillips, President

                 If to Stockholder                 Robert L. Poznanski
                 or Chairman:                      7700 Arbor Lake Court
                                                   Wilsonville, Oregon  97070





Page 23 -    ASSET PURCHASE AGREEMENT

                 With a copy to:               Philip N. Jones
                                               Duffy, Kekel, Jones & Bernard
                                               1100 S.W. Sixth Ave., Suite 1200
                                               Portland, Oregon 97204

                 If to Buyer:                  Protection One Alarm
                                               Monitoring, Inc.
                                               3900 S.W. Murray Boulevard
                                               Beaverton, Oregon 97005
                                               Attention:  John W. Hesse

                                               and

                                               Protection One Alarm
                                               Monitoring, Inc.
                                               6011 Bristol Parkway
                                               Culver City, California 90230
                                               Attention:  John E. Mack, III

                 With a copy to:               Mark R. Wada
                                               Farleigh, Wada & Witt, P.C.
                                               121 S.W. Morrison Street,
                                               Suite 600
                                               Portland, Oregon 97204

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner provided hereby to the other party or parties hereto.

                 18.2 Modifications or Amendments. No amendment, change or modification of this document shall be valid unless in writing and signed by all parties hereto.

                 18.3 Waiver. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof. All waivers must be in writing and signed by the party waiving compliance.

                 18.4 Knowledge of Parties. Where any representation or warranty contained in this Agreement is expressly qualified by a reference to knowledge, information and/or belief of the party making such representation and warranty, such party shall have made reasonable inquiry as to the matters that are the subject of such representations and warranties.

                 18.5 Binding Effect. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and, to the extent permitted by Section 16.6 assigns.

                 18.6 Assignment. Seller and Stockholder may not assign any rights or delegate any duties under this Agreement without the prior written consent of Buyer.

                 18.7 Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

                 18.8 Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and





Page 24 -    ASSET PURCHASE AGREEMENT
things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

                 18.9 Applicable Law; Severability; Attorney's Fees. This Agreement shall, in all respects, be governed by the laws of the State of Oregon applicable to agreements executed and to be wholly performed within the State of Oregon. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event any action or arbitration is instituted by a party hereto to enforce or construe any term or to recover damages resulting from the breach of any term of this Agreement, the prevailing party in such action or arbitration shall be entitled to such reasonable fees, costs and expenses (including the costs of the arbitrator) as may be fixed by the court or arbitrator. The jurisdiction for any arbitration or judicial proceedings brought by either party against the other party with respect to this Agreement shall be Multnomah County, Oregon.

                 18.10 Arbitration. Either party may elect to require that any controversy arising out of or relating to this Agreement be determined by arbitration in accordance with the then effective commercial arbitration rules of American Arbitration Association. All statutes of limitation which would otherwise be applicable shall apply to the arbitration proceeding. Any judgment upon the award rendered pursuant to arbitration may be entered in any court having jurisdiction. In lieu of using the American Arbitration Association, the parties may agree to select a single arbitrator who is experienced in the alarm industry. If any legal action or other proceeding has been brought by either party to construe, interpret or enforce this Agreement;
(i) the party who is the defendant or respondent in such proceeding shall be deemed to have waived the option to arbitrate if a general appearance is made in such proceeding prior to filing a claim in arbitration and (ii) the party who is the plaintiff or petitioner in such proceeding shall be deemed to have waived the option to arbitrate if a claim for arbitration is not filed within sixty (60) days after a general appearance has been made by the adverse party in such proceeding. If either party exercises the option to arbitrate, arbitration shall be mandatory and any pending judicial proceeding shall be stayed except to the extent permitted in this section.

                 18.11 Provisional Remedies. The following remedies may be exercised by either party regardless of whether an arbitration proceeding is then pending and without waiving any right to require arbitration: (i) injunctive or other equitable relief to the extent such relief does not conflict with any arbitration award; and/or (ii) setoff or recoupment.

                 18.12 Captions. Any captions to the sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement and shall not be used for the determination of the validity of this Agreement or any provision therefor.

                 18.13 Entire Agreement; Waiver; Further Assurances. This Agreement, together with any related documents referred to in this Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof. Each of the parties hereto shall execute





Page 25 -    ASSET PURCHASE AGREEMENT
and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

                 18.14 No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed to give any person other than Buyer, Seller and Stockholder any legal or equitable right, remedy or claim under or with respect to this Agreement, except that the employees described in Section 7.2 shall, from and after the Closing of the transaction, be third party beneficiaries under Section 7.2 only.

                 18.15 Time is of the Essence. Time is of the essence for each and every provision of this Agreement.

                 18.16 Confidentiality. Each party shall hold in confidence the fact of the existence of and all economic and other terms of this Agreement and the transactions contemplated herein (collectively, "Confidential Terms"). The parties agree that disclosure of any Confidential Terms shall be limited solely to management of and advisors to Buyer, Seller and Stockholder on a "need to know" basis, and such management and advisors shall be advised of and agree to be bound by the provisions of this Section 18.16. In furtherance and not in limitation of the foregoing, no statements shall be issued regarding this Agreement or the economic or other terms of the transactions contemplated herein without the prior written consent of Buyer, Seller and Stockholder. Notwithstanding anything to the contrary set forth in this Agreement or any other documents executed by the parties, Buyer and Seller are authorized to disclose the existence of and all economic and other terms of this Agreement in connection with any state or federal securities filings, offering circulars, registration statements, or loan agreements of Buyer, Seller or Parent.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

         SELLER:                       PHILLIPS ELECTRONICS, INC.


                                       By:   ROBERT L. POZNANSKI
                                          -------------------------------------
                                       Name:   Robert L. Poznanski
                                            -----------------------------------
                                       Its:    Chairman
                                           ------------------------------------

         STOCKHOLDER:                  ROBERT L. POZNANSKI AND DOROTHY V.
                                       POZNANSKI, TRUSTEES OF THE POZNANSKI
                                       LIVING TRUST DATED NOVEMBER 21, 1989


                                       ROBERT L. POZANSKI
                                       ----------------------------------------
                                       Robert L. Poznanski, Trustee



                                       DOROTHY V. POZNANSKI
                                       ----------------------------------------
                                       Dorothy V. Poznanski, Trustee





Page 26 -    ASSET PURCHASE AGREEMENT

         CHAIRMAN:                     ROBERT L. POZNANSKI
                                       ----------------------------------------
                                       Robert L. Poznanski,
                                       aka Robert L. Phillips


         BUYER:                        PROTECTION ONE ALARM MONITORING, INC.


                                       By:   JOHN E. MACK, III
                                       ----------------------------------------
                                       John E. Mack, III, Executive Vice
                                       President






Page 27 -    ASSET PURCHASE AGREEMENT

                                    EXHIBITS
                                       TO
                            ASSET PURCHASE AGREEMENT


         Each of the following exhibits has been omitted. The Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

         Exhibit Number
         --------------
                 1.1              Aging of Accounts Receivable1

                 1.6A             Customer Accounts Included in Calculating QRR

                 1.6B             Unqualified Accounts

                 1.7              Equipment

                 1.11             Telephone Lines

                 1.12             Unearned Revenue

                 1.13             Disclosures re Buyer's Work in Progress1

                 1.14             Disclosures re Seller's Work in Progress1

                 1.15             Prepaid Expenses1

                 2.2.1            Form of Sublease Agreement

                 2.3.2            Allocation of Purchase Price1

                 2.5              Forms of Accredited Investor Affidavit and Registration Rights Agreement

                 4                Seller's and Stockholder's Disclosure Exhibit

                 5                Buyer's Disclosure Exhibit

                 6.1              Form of Announcement Letter

                 9.2              Form of Bill of Sale

                 ___________

                 1 To be attached to the Asset Purchase Agreement Addendum at Closing 18.16.0.0.0.0.0.1





Page 28 -    ASSET PURCHASE AGREEMENT